Exhibit (p)(ii)

LATTICE STRATEGIES LLC

CODE OF ETHICS

Statement of Policy

Lattice Strategies and its Employees must affirmatively exercise authority and responsibility for the benefit of the Firm’s Clients and may not participate in any activities that may conflict with the interests of its Clients without full disclosure of such activities to Clients. Accordingly, at all times we must conduct our business with the following precepts in mind:

1.	Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding possession and use of inside information.

2.	Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

3.	Comply with the federal securities laws and all other laws and regulations applicable to the Firm’s business. Employees must know what is required of the Firm as an investment adviser and Employees of the Firm as such and integrate compliance into the performance of all duties.

4.	Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the CCO, who will consult with outside counsel, outside auditors or other professionals, as necessary.

As an SEC registered investment adviser, the Firm is required to maintain a policy governing personal securities transactions and insider trading by its officers and employees. This Code of Ethics has been adopted under Section 204A of the Advisers Act and Rule 204A-1, thereunder, in order to establish and enforce the Firm’s Policies and Procedures governing the personal securities transactions of its Employees. The Firm believes that this Code of Ethics is reasonably designed to prevent the misuse of non-public information, and it outlines the Policies and Procedures for the activities referred to above.

Section 17(j) of the Investment Company Act and, Rule 17j-1, thereunder, requires that every registered investment adviser to a registered investment company adopt a written code of ethics, Because the Firm is the investment adviser to the ETFs registered under the Investment Company Act, the requirements of Rule 17j-1 have been incorporated into this Code of Ethics.

Personal Securities Transactions

Law and Policy

It is the policy of the Firm to encourage Employees and their families to develop personal investment programs focused on long-term investing. Such investments must be consistent with the policy of the Firm always to put Client interests first and with the requirements that the Firm and its officers, directors and Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Under the SEC definition, the term “access person” includes any employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or, in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is the Firm policy that all officers, directors (other than independent directors) and Employees of the Firm are access persons (“Access Persons”) for purposes of these requirements, as well as for purposes of Rule 17j-1.

Transaction Reporting Requirements. It is the policy of the Firm that all Access Persons must submit an initial holdings report, as well as duplicate transaction confirmations, with respect to all “reportable securities” that they hold or acquire any “Beneficial Interest.” All reporting will be done through Compliance Science. “Reportable Securities” as defined by Rule 204A-1(e)(10) of the Advisers Act (or “Covered Securities” as defined in the Investment Company Act) include all securities except the following, which are deemed to present little opportunity for improper trading:

•	direct obligations of the Government of the United States;

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

.

•	money market fund shares;

•	shares of other types of open-end mutual funds (although if the Firm in the future acts as the investment adviser for such a fund, Access Person transactions in shares of such fund will become reportable); and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

“Beneficial Interest” includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as “Access Person Accounts.”) Beneficial Interest, and therefore “Access Person Accounts,” may also include accounts of others who share the same home as an Employee, anyone to whose support an Employee materially contributes and other accounts over which an Employee exercises a controlling influence, but do not include accounts in which an Employee has a Beneficial Interest if the Employee provides the CCO with written documentation showing that (i) someone else has been granted investment discretion over the account and (ii) the Employee does not retain any investment discretion over the account. Reports need not be submitted with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Reportable Securities Requiring Pre-clearance

•	IPOs or Private Placements/Limited Offerings. Access Persons must obtain the written approval of the CCO or his designee prior to investing in an IPO, private placement or limited offering. In approving any such transaction, the CCO must cite the reasons for such approval. Employees must furnish any prospectus, private placement memorandum, subscription documents and other materials about the investment as the CCO may request.

•	Exchange Traded Funds and Registered Closed-end Funds. Transactions by Access Persons in Exchange Traded Funds and Closed-end Funds registered under the Investment Company Act are subject to pre-clearance by the CCO or his designee according to the procedures set forth below.

Transactions by Access Persons in Exchange Traded Funds managed by the Firm (ROAM, ROUS, RODM and ROGS), as well as Exchange Traded Fund constituents of ETF indices managed by the Firm may be subject to restriction around any dates of rebalancing or purchase or sale on behalf of clients.

Prohibited Transactions. No Access Person may trade in any amount in any security subject to a restriction on trading issued by the CCO under the Firm’s insider trading policies and procedures set forth in this Code of Ethics. Exceptions may be made from time to time by decision of the CCO for purposes of exiting a position.

Procedures

Each Access Person shall arrange for the CCO to receive either electronically, in original, in scanned form, or via electronic broker feed the following statements - Initial and Annual Holdings, Pre-Clearance Reports, Duplicate Confirmations and Statements in accordance with the following procedures:

Initial and Annual Holdings Reports. Each Access Person of the Firm must certify that they have disclosed all Access Person Accounts and all Reportable Securities in any Access Person Account through Compliance Science or on the Personal Securities Holdings Report (see Appendix 1) or any substitute acceptable to the CCO. Each Employee must submit such certification to the CCO no later than 10 days after becoming an Access Person and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Pre-clearance. Each Access Person who wishes to effect a transaction in an Access Person Account in Reportable Securities requiring pre-clearance (IPOs, private placements/limited offerings, exchange traded funds, and registered closed-end funds), must first obtain written pre-clearance of the transaction from the CCO or his designee through Compliance Science. A decision on permissibility of the trade will be rendered the same day the request is received. The Personal Securities Trading Pre-Clearance Form is provided as Appendix 2.

Duplicate Confirmations. Each Access Person is responsible for making certain that the CCO is notified as to the settlement details of each transaction in a Reportable Security requiring pre-clearance, including date, price and name of executing bank, broker or dealer by providing duplicate confirmations of each transaction executed. This can be done through Compliance Science or through any substitute method acceptable to the CCO.

Quarterly Trade Monitoring. All Reportable Securities transactions in Access Person Accounts are subject to monitoring for compliance with all provisions of this Code of Ethics. The CCO or his designee will run a transaction report on a quarterly basis to determine if there were any breaches of the Firm’s trading restrictions. Each Access Person is responsible for making certain that their transaction reports have been submitted to the Firm at least quarterly if they are not available through an automatic feed on Compliance Science. Exceptions to this policy may be made by the CCO in certain circumstances.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including pre-clearance, transaction and holdings reports (initial and annual reports, and transaction confirmations, as necessary), will be reviewed by the CCO or his designee for compliance with the policies and procedures in this Code of Ethics. The Manager of Lattice or his designee shall be responsible for reviewing the CCO’s information. Such reviews shall:

•	address whether each Employee followed internal procedures, such as pre-clearance;
•	compare Employee transactions to any restrictions in effect at the time of the trade, including relevant blackout periods;
•	assess whether an Employee is trading for his or her own account in the same securities he or she is trading for Clients and, if so, whether Clients are receiving terms as favorable as those of the Employee’s trades; and
•	periodically analyze the Employees’ trading for patterns that may indicate abuse.

The CCO or his designee will document such reviews by making appropriate notations in trading records.

Recordkeeping. The CCO will maintain copies of:

•	this Code of Ethics;
•	records of violations and actions taken as a result of violations;
•	Employee acknowledgments of receipt of the Code of Ethics; and
•	all holdings and transaction reports as required under Rules 204(a)(13) and 17j-1(f).

The CCO is responsible for maintaining records in a manner designed to safeguard their confidentiality. Each Access Person’s records will be accessible only to the Access Person, the CCO or his designee, the Manager of the Firm and appropriate human resources personnel. Records will be maintained for five years from last use, except acknowledgements will be maintained for life of employment and five years from termination. Each Access Person is responsible for seeing that the records regarding his or her beneficial holdings and transactions in securities are correct. Periodically, Access Persons may be asked to verify the records.

Insider Trading

Law and Policy

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. The Firm forbids any Employee trading, either personally or on behalf of others (including Clients), while in possession of material non-public information or to communicate material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as traders, officers, directors, employees, consultants or independent contractors of the Firm.

The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)	trading by an insider while in possession of material non-public information;

(b)	trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c)	communicating material non-public information to others in violation of a confidentiality obligation; and

(d)	trading while in possession of material non-public information about the Firm’s trading.

Concerns about the misuse of material non-public information may arise in two ways:

First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by Firm personnel, in both equity and fixed income securities, will be prohibited.

Second, the Firm, as an investment adviser, has material non-public information in relation to its own business. The SEC has stated that the term “material nonpublic information” may include information about an investment adviser’s securities recommendations and Client securities holdings and transactions. It is the policy of the Firm that all such information be kept in strict confidence by those who receive it and that such information be divulged only within the Firm and to those who have a need to know it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted if it is determined that the fact that the Firm has made such investments is not material information (e.g., the related securities are liquid and the issuer has a large market capitalization).

The elements of insider trading are discussed below.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, other independent contractors or bank lending officers or the employees of such organizations. According to the U.S. Supreme Court, a company must expect the outsider to keep any disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation and extraordinary management developments.

Material information does not have to relate to the Firm’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the date that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally available to the public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then subject the Employee to the requirements of this Code of Ethics.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions; disgorgement of profits; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person actually benefited; fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and jail sentences.

Procedures

Identification and Disposition of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the CCO, who shall document the matter.
•	Refrain from purchasing or selling the securities on behalf of himself/herself or others.
•	Refrain from communicating the information inside or outside the Firm other than to the CCO.

Restricting Access to Material Non-public Information. Care should be taken to secure material non-public information. For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted and relevant conversations should take place behind closed doors.

Detecting Insider Trading. To detect insider trading, the CCO or his designee will review the trading activity reports of Employee accounts and the Firm accounts through Compliance Science. It is also the responsibility of each Employee to notify the CCO of any potential insider trading issues. The CCO will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record will include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

Client Opportunities

Law and Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with the adviser’s legal obligations.

Generally, Employees may not undertake investment opportunities which are suitable for and capable of investment by Clients. Under certain limited circumstances, and only with the prior written approval of the CCO, an Employee may participate in certain opportunities of limited availability that are deemed by the CCO not to have an adverse effect on any Client. (See “Policies and Procedures on Portfolio Management and Trading” in the Lattice Strategies Compliance Manual.)

An Employee may not cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any benefit to Firm or Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the CCO through Compliance Science before the investment decision is made.

Restriction on Investment. Based on the information given, the CCO will make a decision as to whether or not to restrict an Employee’s participation in the investment decision. In making this determination, the CCO will consider the following factors, among others: (i) whether the opportunity meets the investment objectives and risk tolerance level of any Client, (ii) whether any Client was legally and financially able to take advantage of this opportunity; (iii) whether any Client would be disadvantaged in any manner; (iv) whether the opportunity is de minimis; and (v) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly within Compliance Science.

Outside Employee Activities

Service as a Public Company Director

No Employee may serve as a director of a publicly held company without prior approval by the CCO (or the Manager of the Firm, if the CCO is the proposed board member) based upon a determination that service as a director would be in the best interests of any client of the Firm. In the extremely limited instances in which such service is authorized, Employees serving as directors will be isolated from other Employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances.

Other Outside Business Interests

Statement of Policy. Except for service by Employees as public company directors, which is subject to the procedure discussed above, Employees may not engage in significant business activities outside of their activities for the Firm without disclosing such activities to the CCO. In the discretion of management, activities that (i) are deemed to pose a significant conflict of interest with the Firm’s activities, (ii) could result in interruption in service to Clients or (iii) could result in adverse publicity for the Firm may be prohibited and the Employee may be required to take appropriate action to resolve the conflict.

Compliance Procedures. Employees must take the following steps to comply with the Firm’s policy regarding outside business activities:

•	At or prior to commencement of employment, each Employee must complete and submit to the CCO a Statement of Outside Business Activities in the form attached as Appendix 3.

•	Employees must discuss any disclosed activities with the CCO at his request to enable him to determine if the activities might result in a significant conflict of interest with the Firm’s activities or such Employee’s activities on the Firm’s behalf.

•	Employees must bring to the attention of the CCO any prospective plans to engage in any such activities prior to initiating them.

•	Employees must provide the CCO annually with an updated Statement of Outside Business Activities indicating any changes to the information contained in the Statement previously submitted.

Any information submitted to the CCO under this policy will be considered confidential and will not be discussed with anyone other than the Managing Member or the Firm’s professional advisors without the Employee’s permission.

Personal Gifts

Statement of Policy. Employees may not receive personal gifts (which also includes services such as entertainment) which could induce them to take actions not in the best interests of Clients.

Procedures. Employees must report promptly to the CCO the receipt of any personal gift of cash, trips, favors, etc., of more than $100.00 per donor per year. The CCO will log each gift and may disapprove such gifts in writing. Reportable gifts may include entertainment in excess of customary business meetings and events.

Written Materials Prepared by Employees

Statement of Policy. Employees may not distribute any written materials they prepare for outside business activities that refer to the Firm or the Employees’ activities on behalf of the Firm without first submitting such materials to the CCO for approval.

Procedures. If an Employee wishes to distribute written materials in connection with an outside business activity and such materials refer to the Firm or the Employee’s activities on behalf of the Firm, the Employee must first provide a copy of such materials to the CCO. The CCO will review the materials to ensure that the references to the Firm or its activities are accurate and do not include any confidential information. The CCO will also determine whether such materials could have an adverse effect on the Firm’s reputation or business standing. To the extent the CCO discovers any such problems with the materials, he may ask the Employee to revise the relevant portions of the materials. The Employee shall subsequently submit a revised version of the materials to the CCO and make any further requested changes until the materials are deemed satisfactory by the CCO.

Communications with the Media

Statement of Policy. Employees may not communicate with representatives of the media without the prior consent of management and notice to the CCO, except that spokespersons approved by the CCO after consultation with the Manager of the Firm, are permitted to communicate with the media concerning topics for which they are approved without such prior consent and notice.

Procedures

Public Appearances. Employees desiring to participate in lectures, seminars or media appearances may do so only after taking the following steps:

•	Obtain the approval of the Manager of the Firm.

•	Notify the CCO of the event and obtain his approval of the outline of any speech or lecture to be presented.

•	Recommendations of specific securities are prohibited without the express approval of the CCO

Media Inquiries. Any inquiries from the media must be referred to the Managing Member or the CCO. Under no circumstances should an Employee who is not an approved spokesperson with respect to a particular topic discuss such topic with any member of the media or respond to questions from such persons. It is a violation of this Code for any Employee to provide the media with any information that is proprietary to the Firm. Any Employee committing any such violation shall be subject to disciplinary action up to and including termination, subject to applicable law.

Political Contributions

Statement of Policy. The firm may not provide advisory services for compensation for any client if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser. In addition, the Firm and certain executives and Employees may not solicit or coordinate campaign contributions from others for an elected official who is in a position to influence the selection of the adviser. The Firm and certain executives and Employees may not solicit or coordinate payments to political parties in the state or locality where the adviser is seeking business.

Procedures. The Firm, its executives, and employees are prohibited from making, soliciting, or coordinating any campaign contributions to campaigns of elected officials who may be in a position to influence any existing client.

The Firm, its executives, and employees are prohibited from soliciting or coordinating campaign contributions to political parties at a state or local level in any jurisdiction within the United States.

Executives and employees must disclose to the Firm’s CCO any political contributions to the campaign of an elected official at the time of contribution. They must also disclose participation in any solicitation or coordination of campaign contributions at time of participation.

Confidentiality

Law and Policy

Confidential Information

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients including, without limitation, all information pertaining to business, finances, operations, structure, technology, trade secrets, current or prospective Clients, trading or investment positions or strategies, performance record, programs, systems, objectives, products, product development, technology, services, marketing, computer software or hardware, data files, file layouts, databases, algorithms, research and development activities or plans, inventions, new products, current or prospective transactions or businesses, personnel and compensation information, compliance and operating policies and procedure manuals, financial statements or records or any information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine-readable form or orally conveyed to the Employee. No Employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee will carefully safeguard Confidential Information.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Company Property. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm. During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.

Inventions. Any copyrightable works, trade or secret marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights and that are the results of an Employee’s efforts during his or her employment (collectively, the “Work Product”), whether conceived or developed alone or with others and whether or not conceived during the regular working hours of the Firm, shall be deemed works made for hire and therefore the property of the Firm. In the event that for whatever reason the Work Product shall not be deemed a work made for hire, each Employee agrees to execute any assignment documents the Firm may require confirming the Firm’s ownership of any of the Work Product. Each Employee also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitations on use or subsequent modification. Each Employee will promptly disclose to the Firm any Work Product.

January 2016

LATTICE STRATEGIES LLC

CODE OF ETHICS

APPENDICES

1.	Initial Holdings Report
2.	Request Preclearance for a Trade
3.	Statement of Outside Business Activities

January 2016

APPENDIX 1

Lattice Strategies LLC

Employee Name:

Certification / Form Name: Initial Holdings Report

By clicking ‘submit’ below, I hereby certify that the following is a complete listing of all securities held in Access Person Accounts or otherwise beneficially owned by me as of the date hereof. I further acknowledge that failure to disclose fully all such Securities will violate Adviser’s Code of Ethics.

Name of Security	Ticker Symbol/CUSIP, Coupon, Maturity Date	Type of Security	Number of Shares/Principal Amount of Bonds	Date Acquired	Custodian

[Certification to be submitted through Compliance Science or any substitute method acceptable to the Chief Compliance Officer.]

January 2016

APPENDIX 2

Request Preclearance for a Trade

Instructions:	All Lattice Strategies, LLC (“Lattice Strategies”) employees are required to preclear security transactions for all accounts that are in their name or the name of any other family member of the employee's household. Accounts that are under the full discretionary authority of a third party are excluded from this requirement as are certain transactions described in the Compliance Manual. Please note that certain types of security transactions do not need to be precleared, including:

• Direct obligations of the U.S. government (e.g., treasury securities);

• Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

• Shares issued by money market funds;

• Shares of open-ended mutual funds that are not advised or sub-advised by Lattice Strategies or Lattice Strategies affiliates; and

• Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised or Lattice Strategies affiliates.

To preclear a trade, enter the type of transaction (buy or sell) and the approximate number of shares to be traded. To populate the ticker symbol field, click on the ('lookup') link, which will open a text box where you can enter the ticker symbol or company name. After you have found the correct ticker symbol/company name combination, click on it and the system will populate the ticker symbol field accordingly.

Once submitted, the system will indicate whether your request is approved or denied. If the system denies your transaction, you may not proceed with the trade.  If the trade is allowed, the response will indicate the window for which preclearance is valid.  If you do not execute your trade within this window, please submit another preclearance request when you are ready to execute.

If you are not able to find the security you are interested in trading, please send an email to Al (alee@latticestrategies.com) and include the type of transaction, approximate number of shares, and company name. If you need to preclear a trade for an entity not listed on the system (e.g., a private placement or an IPO), please select the 'Request IPO/Pvt Placement' option from the Employee Work Center.

If you have any questions or concerns about the preclearance process, please send an email to Al.

Transaction Type:	Buy
Sell
Sell Short
Cover Short
If writing an option (Sell to Open), select Sell Short. When closing your option position (Buy to Close), select Cover Short.,

Quantity:
*For Options ‘Quantity’ enter number of shares, not number of contracts
* For Bonds ‘Quantity” enter dollar face value. For example, 35 bonds of $1,000 should be entered as 35,000.

Security (lookup):
Click ‘lookup or the box above to select a security

[Preclearance to be submitted through Compliance Science or any substitute method acceptable to the Chief Compliance Officer.]

January 2016

APPENDIX 3

STATEMENT OF OUTSIDE BUSINESS ACTIVITIES

[SAMPLE]

1.	Outside Activity

The following are all of the outside activities in which I am involved. “Outside activities” include any consulting, employment, advisory, independent contractor, directorship, officer position or other similar relationship with any person or entity other than Adviser. I have indicated “none” if I am not involved in any such activity.

Outside Activity	Nature of Activity/Title

I have attached additional sheets if necessary.

2.	Ownership Interests

The following is a list of all of my ownership interests of (i) securities in private companies; (ii) privately placed securities in public companies; and (iii) publicly traded securities if the amount thereof exceeds 5% of the outstanding shares or other units of the class of securities. I have indicated “none” if I have no such interests.

Name of Company	Class of Securities	Percentage Ownership

I have attached additional sheets if necessary.

January 2016

I hereby certify that all of the foregoing information is true and correct as of the date hereof. I undertake to inform the CCO immediately should there be any changes or supplements to the foregoing information.

Signature of Employee

Print Name

Date